UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
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PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2013

PUBLIC STORAGE
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33519	95-3551121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

(818) 244-8080
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Entry Sheet Arrangement of a Registrant

On December 2, 2013, Public Storage (the “Company”) entered into a one year $700 million term loan agreement (the “Term Loan Agreement”) with Wells Fargo Bank, National Association, as lender and as agent. The obligations of the Company under the Term Loan Agreement are guaranteed by certain subsidiaries of the Company. The Term Loan Agreement matures on December 2, 2014. Borrowings under the Term Loan Agreement may be used for general corporate purposes.

Loans under the Term Loan Agreement bear interest at LIBOR plus an applicable margin ranging from 0.900% to 1.500% depending on the Company’s ratio of total indebtnedness to gross asset value. Initially, the Company’s rate under the Loan is LIBOR plus 0.900%.

The Term Loan Agreement requires that the Company comply with certain financial maintenance covenants. The Term Loan Agreement also includes other affirmative and negative covenants and defaults and events of default.

In the ordinary course of its business, Wells Fargo Bank, National Association and its affiliates has in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company and its subsidiaries for which Wells Fargo Bank, National Association and its affiliates received, or may receive, customary fees and reimbursement of expenses.

The foregoing description is qualified in its entirety by reference to the Term Loan Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1  Term Loan Agreement dated as of December 2, 2013*
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* Exhibits and schedules to this agreement have been omitted as permitted under Item 601 of Regulation S-K and will be furnished supplementally upon request to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2013

 PUBLIC STORAGE

By:	/s/ Steven M. Glick Steven M. Glick Senior Vice President

Exhibit Index

10.1  Term Loan Agreement dated as of December 2, 2013*

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* Exhibits and schedules to this agreement have been omitted as permitted under Item 601 of Regulation S-K and will be furnished supplementally upon request to the Securities and Exchange Commission.